Exhibit 99.1

Northstrive Biosciences Announces Positive FDA Response Supporting A Submission of IND for a Phase 2 Clinical Trial for EL-22 in Combination with GLP-1 Receptor Agonist for Obesity Treatment

●	Northstrive Biosciences received preliminary meeting responses from the FDA regarding Northstrive’s nonclinical studies and clinical development plans for EL-22, administered in combination with GLP-1 receptor agonists.

●	Northstrive believes the FDA responses encourage a path forward for filing an IND application to conduct a Phase 2 clinical trial in overweight or obese patients.

●	EL-22 is leveraging a myostatin-engineered probiotic approach to address obesity’s pressing issue of preserving muscle while on weight loss treatments, including GLP-1 receptor agonists.

NEWPORT BEACH, Calif., April 24, 2025 (GLOBE NEWSWIRE) -- Northstrive Biosciences Inc. (“Northstrive”), a subsidiary of PMGC Holdings Inc. (NASDAQ: ELAB) (the “Company,” “PMGC,” “we,” or “our”), announced that it has received preliminary responses and commentary from the U.S. Food and Drug Administration (“FDA”) regarding its scheduled Type B pre-Investigational New Drug (“pre-IND”) meeting. Northstrive initially requested this meeting with the FDA to discuss nonclinical studies and Northstrive Biosciences’ clinical development plans for EL-22 administered in combination with GLP-1 receptor agonists. Northstrive believes the FDA’s responses support an IND submission for the initiation of a proposed Phase 2 clinical study.

The FDA’s responses indicated, amongst other things, that it agreed that (i) Northstrive’s pharmacology studies support EL-22 activity; (ii) Northstrive’s nonclinical studies appear adequate to support the safety and activity of EL-22 in overweight and obese human populations, and (iii) data from Northstrive’s Phase 1 study and completed nonclinical studies appear adequate to allow the initiation of the proposed Phase 2 clinical trial. Northstrive believes the FDA’s preliminary responses regarding the pre-IND meeting were sufficient and will forego the pre-IND meeting. Northstrive aims to file the Investigational New Drug application in 2025 and thereafter initiate a Phase 2 clinical trial to evaluate the combination of EL-22 with GLP-1 receptor agonists for obesity treatment. Northstrive is in ongoing discussions with Current Good Manufacturing Practices (cGMP) manufacturing partners to prepare the production of EL-22.

EL-22 is a novel, patent-pending engineered probiotic designed to express myostatin on its surface, targeting the validated myostatin pathway to support muscle health. Preclinical studies, including a 2022 publication in mdx mice (a model of Duchenne muscular dystrophy), demonstrated significant physiological and functional improvements.1 EL-22 has also completed a Phase 1 clinical trial in South Korea, where it was shown to be generally well-tolerated and safe in healthy volunteers.

“The nonclinical data package of EL-22, as well as the Phase 1 study conducted in South Korea, appear adequate to support the safety and activity in an obese patient population,” stated Deniel Mero, Co-founder of Northstrive Biosciences. “This positive reinforcement from the FDA is a critical milestone in the development of EL-22 to address one of obesity’s biggest unmet needs; the preservation of muscle for patients on GLP-1 therapies.”

About Northstrive Biosciences Inc.

Northstrive Biosciences Inc., a PMGC Holdings Inc. company, is a biopharmaceutical company focusing on the development and acquisition of cutting-edge aesthetic medicines. Northstrive’s lead asset, EL-22, leverages an engineered probiotic approach to address obesity’s pressing issue of preserving muscle while on weight loss treatments, including GLP-1 receptor agonists. For more information, please visit www.northstrivebio.com.

[1]	Reference: Sung DK, Kim H, Park SE, Lee J, Kim JA, Park YC, Jeon HB, Chang JW, Lee J. A New Method of Myostatin Inhibition in Mice via Oral Administration of Lactobacillus casei Expressing Modified Myostatin Protein, BLS-M22, Int. J. Mol. Sci. 2022, 23, 9059. https://doi.org/10.3390/ijms23169059.

About PMGC Holdings Inc.

PMGC Holdings Inc. is a diversified holding company that manages and grows its portfolio through strategic acquisitions, investments, and development across various industries. Currently, our portfolio consists of three wholly owned subsidiaries: Northstrive Biosciences Inc., PMGC Research Inc., and PMGC Capital LLC. We are committed to exploring opportunities in multiple sectors to maximize growth and value. For more information, please visit https://www.pmgcholdings.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “believes,” “expects,” “plans,” “potential,” “would” and “future” or similar expressions such as “look forward” are intended to identify forward-looking statements. Forward-looking statements are made as of the date of this press release and are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, activities of regulators and future regulations and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results. Therefore, you should not rely on any of these forward-looking statements. These and other risks are described more fully in PMGC’s filings with the United States Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 28, 2025, and its other documents subsequently filed with or furnished to the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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